Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statements (No. 333-271870, 333-262230, 333-196035, 333-224876, and 333-154524) on Forms S-8 and registration statements (No. 333-272903, 333-262229, 333-258584, and 333-238995) on Form S-3 of our report dated February 27, 2025, with respect to the consolidated financial statements of Digimarc Corporation.

/s/ KPMG LLP

Portland, Oregon

February 27, 2025